Exhibit 99.1

MIVA, Inc.	Press Release

U.S. MIVA Investor Relations Contact
Peter Weinberg
peter.weinberg@miva.com
(239) 561-7229

MIVA APPOINTS LARRY WEBER TO BOARD OF DIRECTORS

FORT MYERS, Fla. – June 22, 2005 – MIVA, Inc. (NASDAQ: MIVA), the largest independent Performance Marketing Network in the world, today announced the addition of Larry Weber to its board of directors.

Mr. Weber started his own public relations company, The Weber Group, in 1987. The Interpublic Group of Companies, purchased the Weber Group in 1996 and in early 2000, Weber was named chairman and CEO of Interpublic’s Advanced Marketing Services group (NYSE:IPG). In 2001, Weber engineered the merger of Weber Shandwick Worldwide and BSMG Worldwide to form the world’s largest public relations firm. In early 2004, Weber became Chairman and Founder of W2 Group, Inc. In 2002, Weber authored, “The Provocateur: How a Generation of Leaders are Building Communities.” A more complete biography of Mr. Weber can be found at: http://www.miva.com/us/content/about/team/execteam.asp.

“Larry is one of the industry’s foremost visionaries and has provided public relations counsel to a variety of clients on a broad range of issues,” said Craig Pisaris-Henderson, chairman and chief executive officer of MIVA, Inc. “He is a significant addition to the Board, and his experience will serve the Company well going forward.”

About MIVA®, Inc.

MIVA is the largest independent Performance Marketing Network, dedicated exclusively to helping businesses grow. MIVA connects millions of buyers with millions of sellers at exactly the right place and time. MIVA delivers qualified leads to advertisers, helps maximize revenue for publisher partners, facilitates commerce for online merchants and provides relevant information to customers. The Company has relationships with more than 100,000 customers, spanning North America, Europe and Asia.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan,""intend,""believe" or "expect" or variations of such words and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Additional key risks are described in MIVA's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K/A for fiscal 2004, and the most recently filed quarterly report on Form 10-Q. MIVA undertakes no obligation to update the information contained herein.

®Registered trademark of MIVA, Inc.

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